Exhibit 99.2

P. H. GLATFELTER COMPANY

TELECONFERENCE TRANSCRIPT

AUGUST 4, 2015

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - EVP and CFO

Dante Parrini Glatfelter - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Anuja Shah BMO Capital Markets - Analyst

Bryan Lynch Vertical Research - Analyst

Steve Chercover DA Davidson - Analyst

Dan Jacome Sidoti & Company - Analyst

Alec Cummings Deutsche Bank - Analyst

PRESENTATION

Operator

Good morning. My name is Khalia, and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter second-quarter earnings conference call. (Operator Instructions) Thank you.

I would now like to turn the call over to our host, John Jacunski. Please go ahead.

John Jacunski - Glatfelter - EVP and CFO

Thank you, Khalia. Good morning, and again, welcome to Glatfelter’s 2015 second-quarter earnings conference call. This is John Jacunski. I’m the Company’s CFO.

Before we begin our presentation, I have a few standard reminders. During our call this morning, we will use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP-based results is included in today’s earnings release and in the investor slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2014 Form 10-K filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward-looking statements. These forward-looking statements speak only as of today, and we undertake no obligation to update them.

Finally, we have made available a slide presentation to accompany our comments on this morning’s call. You may access the slides on our website or through this morning’s webcast provider.

I will now turn the call over to Dante Parrini, Glatfelter’s Chairman and Chief Executive Officer.

Dante Parrini - Glatfelter - Chairman and CEO

Thank you, John. Good morning and thank you for joining us to discuss our second-quarter 2015 results.

In the quarter, Glatfelter people continued to navigate the headwinds of the macro-level challenges we’ve been facing in certain markets and regions of the world. And I’m pleased with the progress we’ve made in areas of our business within our direct control. We are successfully serving the needs of our customers, controlling costs, operating well, and improving overall safety performance.

As shown on slide 3, we generated adjusted earnings per share of $0.04 in the second quarter, down compared to $0.09 in 2014. Our second-quarter results were reduced by a net $0.07 per share due to the impact of foreign currency translation and higher costs for this year’s expanded annual maintenance outages in Specialty Papers, somewhat offset by a favorable tax rate. Excluding these items, earnings per share would be $0.11.

Revenue for the quarter was $411 million, down 1% on a constant currency basis compared to last year. Revenue for Composite Fibers was up 4% on a constant currency basis, reflecting strong demand in most product segments this quarter. Food and beverage shipments were strong, up 9% and a quarterly record. However, orders for nonwoven wallcover were down 19% compared to the second quarter of 2014 and down 3% when compared to the first quarter due to significant weakness in Russia and Ukraine.

The operations team in Composite Fibers performed very well, delivering a 6% increase in output on its inclined wire paper machines to support the strong demand. Excluding a $1.9 million negative impact from foreign currency translation, operating profit for this business increased nearly 8% compared to the second quarter last year.

Advanced airlaid materials had a disappointing quarter, with shipments down 8% and operating profit down 50%, due to weak shipments of hygiene products and the related costs for market downtime. The combination of lower demand in weak economies and some one-time factors that impacted order patterns were partially offset by significant growth in specialty wipes. While we are facing some near-term market challenges, we still expect longer-term growth opportunities for our absorbent core hygiene materials and our specialty wipes.

Revenue for Specialty Papers decreased 2%, driven by lower selling prices. Shipping volumes were up slightly compared to last year, again outperforming the broader uncoated freesheet market. While many of the markets we serve are very competitive and pricing is a challenge, we continue to focus on excellent customer service, new product development, and new business development to differentiate Glatfelter. As a result, the engineered products segment was up 8% during the quarter.

We successfully completed the extensive annual maintenance outages on time and on budget. We are pleased with the results of the work and with the improved operating performance during the quarter. We will continue to focus on cost control and operating excellence in the second half of the year to deliver solid results.

During the quarter, we made substantial progress on our workforce efficiency and cost reduction initiatives. We have a total cost savings target of $25 million to $30 million in 2015 that includes a workforce reduction of 3% to 5%. During the first half of the year, we reduced our total headcount by 2.6% and generated cost savings of $13 million. So we are on plan to achieve our targets.

John will now provide a more in-depth review of our second-quarter results, and then I will offer some additional perspectives on the business. John?

John Jacunski - Glatfelter - EVP and CFO

Thank you, Dante. For the second quarter, we reported net income of $2.8 million or $0.06 per share. After excluding non-core business items, we reported net income of $1.8 million or $0.04 per share compared to $0.09 in 2014. Slide 4 shows a bridge of adjusted earnings per share from the second quarter of last year to this year.

Composite Fibers’ results reduced earnings per share by $0.01, with a negative impact of $0.03 coming from foreign currency translation.

Advanced Airlaid Materials’ results reduced earnings per share by $0.05.

Specialty Papers’ results reduced earnings per share by $0.05, reflecting an $0.08 negative impact from the expanded annual maintenance outages.

And taxes on adjusted earnings increased earnings per share by $0.04, due primarily to the release of reserves related to completion of tax audits during the quarter.

Slide 5 shows a summary of second-quarter results for the Composite Fibers business. With the exception of nonwoven wallcover, Composite Fibers performed very well during the quarter. Revenue was $140 million, an increase of 4% on a constant currency basis compared to last year. Shipping volume was flat when including the Oberschmitten acquisition. Selling prices were down compared to the second quarter of last year, but have generally remained stable for the first six months of 2015.

Shipments of tea and single-serve coffee products set a new quarterly record and were up 9% compared to year ago, with shipments of single-serve coffee products up 22% and tea products up 6%. We expect continued strong demand for these products for the remainder of the year.

Shipments of nonwoven wallcover products were down 19% compared to second quarter of 2014 and down 3% versus the first quarter. Our wallcover products continue to be impacted by macroeconomic challenges in Russia and Ukraine. We have introduced a lower-basis-weight product to reduce the cost and make our products more competitive in the current environment, but consumer demand is being impacted by the protracted recessionary environment in these key markets for the segment.

We also saw strong growth in technical specialties, with shipments up 11% year over year, excluding the Oberschmitten acquisition, driven by demand for electrical products. Composite laminate shipments were up 16% and the market for metallized products remains sluggish and competitive, resulting in shipments declining 8%.

We had a solid quarter from an operations perspective, despite the low demand for wallcover products. We took downtime in Dresden during the quarter to manage inventory levels, which reduced operating profit by $1.1 million. However, we were able to generate substantial cost benefits through our continuous improvement and cost reduction initiatives that more than offset this impact. Our production volume was up 6% on our inclined wire machines year over year, and material usage and waste rates improved.

We also completed the installation of equipment for the new dispersible wipes product. We have started up the equipment and are working through the product testing and qualification process with customers. We expect to begin commercial shipments toward the end of the year.

So overall, operating profit for the quarter was $16.7 million, down $600,000 from last year, including a negative currency translation impact of $1.9 million.

For the third quarter of 2015 when compared to the second quarter, we expect shipping volumes to be slightly higher. Selling prices and raw material and energy prices are expected to be in line with the second quarter.

Advanced Airlaid Materials’ results are summarized on slide 6. Revenue during the quarter was $57.5 million, down 8.6% on a constant currency basis compared to last year, with shipments down 8% in the comparison. Substantial growth in wipes products was more than offset by lower shipments of feminine hygiene products. The lower shipments reflect several factors, including consumers moving to lower-cost and functionality products in certain weaker economies, particularly in Eastern Europe; inventory reductions at certain customers; and the impact of down-gauging to lighter-basis-weight products. In addition, in the year-ago quarter, we gained about 500 tons of volume due to a fire at a competitor’s facility.

Operating income for this business declined to $3.1 million compared to $6.2 million last year. Lower shipping volume negatively impacted results by $1.3 million, and the related market downtime to manage inventory levels at our facility in Germany reduced results by $2.1 million. We also completed an upgrade to a winder in our Gatineau facility to improve production efficiency and create incremental capacity. This installation and startup negatively impacted second-quarter results by $1 million.

For the third quarter, we expect shipping volumes to be approximately 5% higher than the second quarter. Average selling prices are expected to decline slightly, and raw material prices are expected to be in line with the second quarter.

Slide 7 provides a summary of the results for Specialty Papers. Net sales for the quarter were down 2%, due primarily to lower selling prices. Shipments were up slightly when compared to the second quarter of last year, and we again outperformed the broader uncoated freesheet market that was down slightly. Specialty Papers continues to add new customers and grow key product lines to offset the impact of the broader uncoated freesheet market decline.

During the quarter, shipments of engineered products increased 8%, driven by growth in high-speed digital inkjet and other technical products, and shipments of envelope products were up 4%. Shipments of book publishing products were flat, and carbonless and noncarbonless form products were down 10% and 4%, respectively.

During the quarter, we completed our annual maintenance outages at both facilities, which adversely impacted results by $33 million this year compared to $28 million in the second quarter of last year. As we previously communicated, the outages this year reflect a broader scope of work to address the superheaters in Spring Grove. Excluding the cost of the outages, operating results increased $2.5 million due to the lower raw material and energy costs, lower depreciation expense, and improved operating performance, including record monthly pulp production in June at our Ohio facility.

For this business in the third quarter, we expect shipping volumes to increase approximately 5% compared to the second quarter. We expect selling prices in our more commodity-like products to decline slightly as the industry operating rates, inventory levels, and continued demand decline create a competitive market environment. We expect input costs to remain in line with the second quarter. Finally, we expect maintenance spending to decrease approximately $31 million, reflecting the return to more normal maintenance routines.

Slide 8 shows corporate costs and other financial items for the quarter. Corporate costs for the second quarter were down compared to last year, reflecting cost control initiatives, workforce efficiency activity, and lower spending. This was somewhat offset by higher spending for the Fox River matter. During the quarter, we also incurred $600,000 of costs associated with our workforce efficiency reductions. These costs were excluded from adjusted earnings.

The status of our pension plan is shown on slide 9. Our second-quarter 2015 pension expense was $1.6 million compared to $1.8 million in the same quarter last year. Based on updated actuarial estimates, we now expect total pension expense of $9.1 million for 2015. From a funding perspective, our qualified plan remains overfunded. We have not had to make cash contributions to our qualified plan for quite some time, and we do not expect to for the foreseeable future.

Slide 10 shows our free cash flow. During the second quarter, we generated cash from operations of $23.4 million compared to a use of $11.2 million in the year-ago quarter. In the second quarter this year, we used $3.7 million of cash for our working capital compared to $33.5 million in the second quarter of last year, reflecting improvements in inventory and accounts payable.

Capital expenditures for the second quarter increased by $7.1 million compared to the same quarter last year, primarily due to investments related to boiler environmental compliance work at both Specialty Papers facilities. Capital expenditures for all of 2015 are estimated to be $105 million to $115 million, including approximately $35 million for the boiler environmental compliance projects. As is typical for our business, we expect strong cash flows over the second half of the year.

Turning now to the ongoing and complex litigation related to PCB contamination in the Fox River. There have been a number of court decisions that have supported our position that Glatfelter should have little responsibility for remediation costs in the river. Recently, the District Court in Wisconsin issued an opinion that the liability for a portion of the river may not be joint and several, which could potentially be less favorable for Glatfelter. However, no judgment has been entered, and the issues surrounding this opinion and the ultimate responsibility for remediation costs continues to be subject to extensive litigation, including a trial currently scheduled for June of 2016.

Also, as we previously disclosed, the EPA issued a work plan for remediation to be completed during 2015 that assigned approximately $33 million of work to Glatfelter. We believe we have defenses to the assignment of the work, but we expect we will complete work estimated to cost approximately $10 million in the second half of the year.

As is more completely discussed in our Form 10-Q that will be filed later today, we believe our appropriate — we believe after appropriate consideration and retrial of the Whiting litigation in June 2016, the courts will assign none or perhaps some small amount of the downstream work to Glatfelter, as they did previously. Although we are unable to determine with any degree of certainty the amount we may be required to fund for remediation work in the interim, the amounts could be significant. Any amounts we pay or any other party pays in the interim may be subject to reallocation when the Whiting litigation is resolved.

Slide 11 shows some balance sheet and liquidity metrics. Our net debt at June 30 totaled $325 million, up $20 million from the end of 2014. We finished the quarter with $66 million of cash and $206 million available under our revolving credit facility. So our balance sheet remains in good shape, with leverage on a net debt basis of 1.9 times at June 30. We believe this provides sufficient liquidity to meet our near-term investment needs and to continue to execute our growth strategies.

This concludes my comments. I will turn the call back to Dante.

Dante Parrini - Glatfelter - Chairman and CEO

Thanks, John. Glatfelter has taken aggressive steps in the first half the year to address the challenges we are facing related to weak economic conditions in some key markets, as well as the weak euro. In Composite Fibers, we continue to grow in key markets where we have leadership positions. We have doubled the growth rates in food and beverage, and we expect the strong demand to continue.

Composite laminate products are up 16%, and we continue to improve the mix of products we are selling. And we’ve integrated the Oberschmitten electrical products business well, and we are gaining synergies with our facility in France, driving growth in technical specialties. Our new dispersible wipes product is on track to be introduced later this year, and we are working hard to create market wins in wallcover by changing our products to be more competitive.

In the airlaid business, while market demand is a near-term challenge, we continue to see growth opportunities in our core product categories. We’re closely working with our customers to develop the next generation of products in feminine hygiene, adult incontinence, and specialty wipes to maintain our leadership positions in these markets. We are also focusing on manufacturing excellence and continuous improvement techniques to improve our overall cost position. And we are evaluating the North American market capacity and demand situation by partnering with our customers to find solutions to support our mutual growth.

In Specialty Papers, we operated much better in the second quarter than in the first, setting new pulp production record rates in Ohio. On the commercial side of this business, we expect to outperform the broader uncoated freesheet market for the 11th consecutive year by leveraging our new business and new product development capabilities and customer service expertise. We will look to build on this momentum in the second half.

Finally, we will continue implementing our enterprise wide cost reduction initiatives to complement our ongoing continuous improvement activities. This includes completing the broad-based workforce reduction of 3% to 5% of our employee population. Based on our progress in the first half the year, we expect these cost reduction measures and our continuous improvement initiatives to generate savings of $25 million to $30 million in 2015.

Going forward, we remain committed to our strategy of focused global growth. I believe our leading share positions in segments with attractive long-term growth potential, new business and new product development capabilities, long-standing relationships with blue chip customers, and drive to maintain a competitive cost structure, when combined with a strong balance sheet, positions Glatfelter well to continue generating earnings growth and solid cash flows in the coming years.

At this point, I would like to open the call for your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Anuja Shah, BMO Capital Markets.

Anuja Shah - BMO Capital Markets - Analyst

Thanks for taking my questions. First question is the weakness in airlaid volumes this quarter. Did you lose business with any existing customers?

Dante Parrini - Glatfelter - Chairman and CEO

So I would say that our assessment of our market shares in the airlaid business has remained largely unchanged and that we are experiencing what some of our customers are experiencing, which is lower consumer demand in weak economies. And for us, it’s predominantly Eastern Europe. And so that’s our biggest factor. And then we did have some one-time factors that I believe John alluded to, such as some inventory reductions and the fact that last year in Q2 we had about 500 metric tons of additional volume that came our way due to a fire at a competitor’s facility in Asia.

Anuja Shah - BMO Capital Markets - Analyst

Okay. And then switching over to the uncoated paper trade situation, can we just get an update on the latest there and maybe what you are seeing in terms of imports right now?

Dante Parrini - Glatfelter - Chairman and CEO

Yes, so I think the June results reflect an improvement, and we’ve seen a reduction in some of the imports of cut sheet papers. So I think the preliminary judgments and how the proceedings are unfolding are lending themselves more favorable to domestic producers. We still have more time before all of the respective government agencies form their final opinion and all the counterparties have had an opportunity to provide a comment. So I would say that, generally speaking from a cut sheet side of things, at least in June, we saw some improvement.

Anuja Shah - BMO Capital Markets - Analyst

Okay, great. And then just one modeling issue. So you guys were assigned, for Fox River, an additional $33 million, and you’re doing $10 million of it in the second half. Does that mean we can assume $23 million hits 2016, or is that dependent on litigation?

John Jacunski - Glatfelter - EVP and CFO

Yes, that’s going to be dependent on a number of factors. So I don’t know the answer to that question. We don’t think that the $33 million is an appropriate level of work for us to be assigned. And as we have disclosed in our 10-Q and I think we talked in the last quarter, we have some defenses to that.

However, at this point, we think it’s prudent that we move forward with the $10 million of work that I mentioned that we’ll do in the second half. But the level of remediation we may be required to do in 2016 is unknown, and no work plan has been established by the EPA, as far as we are aware.

Anuja Shah - BMO Capital Markets - Analyst

Okay, that’s helpful. Thank you very much. That’s it from me.

Operator

James Armstrong, Vertical Research.

Bryan Lynch - Vertical Research - Analyst

This is actually Bryan Lynch filling in for James Armstrong. My first question is, where you see Specialty Papers’ margins falling the most?

John Jacunski - Glatfelter - EVP and CFO

I’m not sure I completely understand. I think that if you look at our second quarter, typically we are — we have the $33 million of annual outage costs. If we adjust for that and compare to the second quarter of last year, our operating profit would have been up $2.5 million. So it’s not a margin contraction.

I think we — we’ve talked for the last several quarters about the need for some — an expanded annual outage to address equipment that you typically only are repairing or replacing every 20 to 25 years. We were at about the 23-year mark. So that expanded the scope. So that’s what drove the profitability down compared to a year ago. But again, if you exclude that, our profitability was up in the second quarter.

Bryan Lynch - Vertical Research - Analyst

Okay, that’s helpful. And just a quick modeling question: SG&A costs were down year over year. Is this a new run rate, or should we expect them to rebound as the year progresses?

John Jacunski - Glatfelter - EVP and CFO

No, I think that for this year, as we’ve talked about our $25 million to $30 million cost reduction initiatives, we are clearly being very careful about what we spend. And so we expect to keep the spending at a relatively low level for the second half the year. So I think that that’s going to be the run rate for the balance of the year.

Operator

Steve Chercover, DA Davidson.

Steve Chercover - DA Davidson - Analyst

A couple other questions on Specialty Papers, to start with. So the decline in raw materials, I assume that’s expected to persist, given what you said in terms of the cost structure.

Dante Parrini - Glatfelter - Chairman and CEO

Yes. Our guidance for Q3 is generally flat raw material pricing.

Steve Chercover - DA Davidson - Analyst

So with record pulp production, hopefully that’s sustainable. And $31 million less maintenance, we should see presumably a better Q3 than you delivered last year, despite some pressure on pricing.

John Jacunski - Glatfelter - EVP and CFO

Well, we haven’t given more specific guidance than what we outlined. So we expect — as we said, we expect volume to increase about 5%. We’ve seen commodity pricing drifting down here for a number of quarters. We expect that to continue, given the situation in the market. And then we, again, expect about — we had an annual maintenance outage cost of about $33 million. We expect our costs to reduce by $31 million. So we get back to more normal maintenance routines in Q3. So that’s the extent of the guidance we’ve provided. We haven’t given a specific number compared to last year.

Steve Chercover - DA Davidson - Analyst

Okay, thanks for that, John. And then, it’s ironic that you took market-related downtime in Europe and were sold out in North American airlaid. Does the winder at Gatineau address the incremental demand here in North America, or is there more to do?

Dante Parrini - Glatfelter - Chairman and CEO

The winder project is a debottlenecking effort that will increase some production capacity, but not to the amount that we believe we will need over time to meet the growing needs in North America. Maybe annualized, it’s about 500 metric tons.

So you are correct when you say that we have excess capacity in Europe and we are capacity constrained in North America. And one of the challenges with airlaid products is it doesn’t travel all that well. So logistics is a huge consideration when thinking about shipping product around the world.

So as we’ve said before, we continue to leverage our continuous improvement tools to debottleneck and squeeze out incremental capacity, similar to how we’ve done it in Composite Fibers over the years, and work with our customers to have a clearer picture of what their forecasted demand is over time and how we might be able to meet our individual and collective growth objectives together.

Steve Chercover - DA Davidson - Analyst

Okay. And then two more quick ones. I understand we won’t have any clarity on litigation until June of next year. But if it involves as you expect, given precedent opinions, the $10 million that you spend this year could conceivably be recovered. Is that correct?

John Jacunski - Glatfelter - EVP and CFO

That is correct.

Steve Chercover - DA Davidson - Analyst

Good, let’s hope. And then finally, could you discuss the acquisition landscape? Is Europe still the focus? Obviously, currency has been a headwind, but I guess that also provides an opportunity.

Dante Parrini - Glatfelter - Chairman and CEO

Yes, sure, I’m happy to address that. Yes, I wouldn’t say that any one region of the world is a focal point. For us, we continue to stick with the same standards and criteria that we’ve applied, which is a strategic fit. Do we see a line of sight toward a leadership position in these segments? Does it help expand and improve the businesses that we’re in?

If I think about our growth platforms, Composite Fibers and the Airlaid businesses lend themselves more favorably to acquisitions. If they are adjacent, are the adjacencies close enough where we can convince ourselves we are rightful owners for these types of businesses? Clearly, currencies are a consideration, but we have a number of strategic criteria that have to be met before we would allow the geography to overweight our decisions, so to speak.

So I think we are staying very open-minded, and we’re still very committed to the focused global growth strategy that we’ve been embarked upon for a number of years.

Steve Chercover - DA Davidson - Analyst

Are there any adjacent businesses that you are not currently involved in that are attractive?

Dante Parrini - Glatfelter - Chairman and CEO

Well, I can’t get into specific targets, as you can appreciate. But in the past, we’ve spoken about the broader categories of filtration. There are a variety of nonwoven technologies that are out there. There are a variety of fiber-based engineered material businesses that are out there. And we also have a track record of taking a variety of commodity-type inputs, whether they are fiber-based or resin-based, and converting them into specialty materials.

So I think it creates a wide variety of potential opportunities for us to diligence, and we’re going to be very thoughtful and dutiful in terms of how we choose to execute future acquisitions. But I do envision acquisition being part of our future.

Steve Chercover - DA Davidson - Analyst

Great, thank you, Dante.

Operator

(Operator Instructions) Dan Jacome, Sidoti & Company.

Dan Jacome - Sidoti & Company - Analyst

Thanks for taking the question. Nice job on the coffee shipments. Just wondering, can you give us a little bit more flavor there on what you’re seeing? Are you guys taking market share? Did a competitor leave the market? Anything there would be helpful.

Dante Parrini - Glatfelter - Chairman and CEO

Glatfelter has about 75% or so market share in single-serve coffee-. And so as the market grows, we are very well positioned to continue to capture market growth. We also have the largest and most diverse portfolio in inclined wire paper machines in the industry to produce these types of products, and we have a distinctive competency when it comes to a critical raw material, which is called abaca. And so we are the largest procurer of raw abaca fibers in the world, and we have a pulping facility in the Philippines, so we have a more integrated supply chain. And the combined effects of all these things, as well as our sticky relationships with the market-making customers, have allowed us to continue to grow this part of our business, and we are very bullish on the future of our coffee business.

Dan Jacome - Sidoti & Company - Analyst

Great. So longer-term run rate, you still see this category growing in the mid-single digits. Is that safe?

Dante Parrini - Glatfelter - Chairman and CEO

Yes, I would say mid- to high single digits.

Dan Jacome - Sidoti & Company - Analyst

Okay, great. And then just turning back to Fox River, maybe I missed it; what were your reserve levels coming out of the quarter?

John Jacunski - Glatfelter - EVP and CFO

They’re same, $16 million. They haven’t changed. We will obviously use $10 million of that in the second half, is the expectation.

Dan Jacome - Sidoti & Company - Analyst

Got it, appreciate that. And then any incremental thoughts on the SPO acquisition from a while back? Any color on how do you feel about the electrical papers category today? And then what sort of metrics are you using internally to judge the success of this longer term? thanks.

Dante Parrini - Glatfelter - Chairman and CEO

Sure. So we are very pleased with the ongoing integration of Oberschmitten. I think the results that you are seeing in our technical specialty sales and some of the synergies that we are beginning to build our facility in France are encouraging. I think if you look at it from a bigger-picture trend point of view, alternative energy storage and transmission is something that’s going to become more and more prominent. And we think there are applications for our fiber-based solutions in things like capacitors and batteries and the like. So we are, again, bullish on this particular category, this trend, and we look to continue to grow it over time.

Dan Jacome - Sidoti & Company - Analyst

Okay, terrific. And then one last housekeeping question. Maybe I missed it. What was uncoated freesheet down in the quarter, the industry at large?

John Jacunski - Glatfelter - EVP and CFO

About 0.3%; we were up 0.3%.

Dan Jacome - Sidoti & Company - Analyst

Got it. Appreciate it. Good luck with the rest of the quarter. Thank you.

Operator

Alec Cummings, Deutsche Bank.

Alec Cummings - Deutsche Bank - Analyst

I wanted to ask, in white paper, it’s my understanding that you are more exposed to the offset grid. So I would think any incremental impact in half two from the June adjustment in the cut size price would be relatively marginal. Is that reasonable?

Dante Parrini - Glatfelter - Chairman and CEO

We had a hard time hearing your question, Alec.

Alec Cummings - Deutsche Bank - Analyst

So I think — it was my understanding that in June, the cut size price for uncoated freesheet declined, but I would think that that impact for you guys would be relatively marginal since you are more exposed to the offset grid.

John Jacunski - Glatfelter - EVP and CFO

Yes. So, Alec, that’s true that we have very little exposure — we have some exposure to cut sheet, but it’s pretty small. But we do — some of our other products track the broader offset-type pricing, so things like envelope, some of the book publishing grades. There might be premiums to those prices, but they generally track them. So as we see commodity-type paper grades declining, we also see an impact to our pricing for those.

Engineered products and the carbonless segment are the exception, where those do not really track. Uncoated freesheet, there’s — the technical aspects of those products are a little bit different. The market dynamics are a little bit different. So where we are impacted is in — are some of our more commodity-like rates, so envelope, forms products, noncarbonless forms products, and some of the book grades.

Alec Cummings - Deutsche Bank - Analyst

Okay. That’s helpful. And then I just wanted to get an update. How much progress or how far along are the timberland sales? I think I saw a couple million in the quarter, but I think it was — the remainder of the 20,000 acres were expected to be sold, right?

John Jacunski - Glatfelter - EVP and CFO

We only sold about 28 acres in the quarter. The rest of that that you saw was really a tax adjustment on prior timberland sales. So we sold very little, actually, in the second quarter. We are — as we’ve talked, our plan has been to sell all of our timberlands. We have been in the market looking at selling bigger blocks of the land, and we will report on that as it progresses. But I have nothing to update at the moment.

Alec Cummings - Deutsche Bank - Analyst

Okay, thank you very much. I will turn it over.

Operator

And there are no further questions in queue. Dante, closing remarks?

Dante Parrini - Glatfelter - Chairman and CEO

Yes, well, I just want to thank those who joined us today for being on the call. We look forward to speaking with you next quarter. Enjoy the rest of your day.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference call. You may now disconnect.